Exhibit 99.1

Dollar General Reports First Quarter 2013 Financial Results

  First Quarter Same-Store Sales Increased 2.6%; Total Sales Improved 8.5%
  Reported First Quarter EPS of $0.67; Adjusted EPS of $0.71, up 13%
  Company Updates Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 4, 2013--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2013 first quarter (13 weeks) ended May 3, 2013.

“For the quarter, we achieved same-store sales growth of 2.6 percent reflecting strong growth in our consumables categories offset by softer sales in seasonal and weather-sensitive categories,” said Rick Dreiling, Dollar General’s chairman and chief executive officer. “Solid SG&A leverage helped to offset gross margin declines in the first quarter. We believe the continued strength in consumables is a sign of the underlying health of our business.”

“We have updated our outlook for the year to reflect moderating sales growth and a lower expected gross profit rate than we previously anticipated,” Mr. Dreiling continued. “We are well positioned for our same-store sales growth to accelerate to four to five percent for the year as our key initiatives, such as the rollout of tobacco and Phase 5 planogram changes, continue to gain traction through the year. Sales of non-consumables are expected to remain challenging, and we anticipate a continued shift to lower margin items within consumables and higher inventory shrink. We believe that our customers’ dependence on our everyday low pricing and convenient locations has never been greater.”

The Company’s net income was $220 million, or $0.67 per diluted share, in the 2013 first quarter, compared to net income of $213 million, or $0.63 per diluted share, in the 2012 first quarter. Adjusted net income, as defined below, increased 8 percent to $232 million in the 2013 first quarter, compared to $215 million in the 2012 first quarter. Adjusted diluted EPS increased 13 percent to $0.71 in the 2013 first quarter from $0.63 in the 2012 first quarter.

Adjusted net income is defined as net income excluding specifically identified expenses. Adjustments include the expenses relating to secondary offerings of the Company’s stock in both the 2013 and 2012 periods and losses associated with restructuring the Company’s credit facility in 2013 and an amendment of the Company’s revolving credit facility in 2012. The income tax effect of adjustments is also excluded from both periods. A reconciliation of adjusted net income to net income is presented in the accompanying schedules.

Financial Highlights

Net sales increased 8.5 percent to $4.23 billion in the 2013 first quarter compared to $3.90 billion in the 2012 first quarter. Same-store sales increased 2.6 percent resulting from increases in both customer traffic and average transaction amount. Total sales increases in consumables significantly outpaced increases in the Company’s non-consumable categories, reflecting the impact of continued financial pressures on consumers as well as unfavorable weather conditions in many of the Company’s geographic regions.

Gross profit, as a percentage of sales, was 30.6 percent in the 2013 first quarter, a decrease of 89 basis points from the 2012 first quarter. The gross profit rate was negatively affected by several factors including higher markdowns, a higher mix of consumables, which generally have lower gross profit rates, increased inventory shrinkage, and lower initial markups. These factors were partially offset by improved transportation efficiencies and other logistics initiatives, in addition to modestly lower fuel rates.

Selling, general and administrative expenses (“SG&A”), as a percentage of sales, were 21.3 percent in the 2013 first quarter compared to 21.6 percent in the 2012 first quarter, an improvement of 37 basis points. Decreases in incentive compensation expense and workers’ compensation and general liability expenses contributed to the overall decrease in SG&A as a percentage of sales. Retail labor expense increased at a rate lower than the increase in sales, partially due to ongoing benefits of the Company’s workforce management system. Costs that increased at a rate higher than the increase in sales include advertising, rent, depreciation and amortization and utilities.

Operating profit was $395 million, or 9.3 percent of sales, in the 2013 first quarter compared to $384 million, or 9.9 percent of sales, in the 2012 first quarter. Operating profit, excluding expenses resulting from secondary offerings of the Company’s stock, was $396 million, or 9.4 percent of sales, in the 2013 first quarter compared to $385 million, or 9.9 percent of sales, in the 2012 first quarter.

Interest expense was $25 million in the 2013 first quarter compared to $37 million in the 2012 first quarter. The decrease was due to lower all-in interest rates resulting from the restructuring of the Company’s outstanding long-term obligations.

Other expenses include pretax losses of $18.9 million resulting from the restructuring of the Company’s credit facilities in the 2013 first quarter and pretax losses of $1.6 million resulting from the amendment of the Company’s senior secured revolving credit facility in the 2012 first quarter.

The effective income tax rate in the 2013 first quarter was 37.4 percent compared to 38.2 percent in the 2012 first quarter. The primary reason for the lower effective rate in the 2013 quarter relates to federal jobs credits that the Company receives for certain newly hired employees. The law authorizing these credits was not in effect during the 2012 period.

Merchandise Inventories

As of May 3, 2013, total merchandise inventories, at cost, were $2.41 billion compared to $2.00 billion as of May 4, 2012, an increase of 14 percent on a per-store basis. The increase was due to the introduction of new items in both 2012 and 2013. Annualized inventory turns were 5.0 times through the 2013 first quarter.

Long-Term Obligations

As of May 3, 2013, outstanding long-term obligations, including the current portion, were $2.84 billion compared to outstanding long-term obligations of $2.88 billion as of May 4, 2012. The Company has made significant improvements to its capital structure over the past year. This quarter, the Company refinanced its senior secured credit facilities with the combination of a new unsecured bank facility and the issuance of senior notes.

Capital Expenditures

Total additions to property and equipment in the 2013 first quarter were $150 million, including: $74 million for improvements, upgrades, remodels and relocations of existing stores; $30 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $25 million for stores purchased or built by the Company; $14 million for distribution and transportation-related capital expenditures; and $6 million for information systems upgrades and technology-related projects. During the 2013 first quarter, the Company opened 165 new stores and remodeled or relocated 207 stores.

Share Repurchases

In the 2013 first quarter, the Company repurchased $20 million, or 0.4 million shares, under its share repurchase program. Since the inception of the program in December 2011, the Company has repurchased 19.7 million shares totaling $876 million. Authorizations for an additional $624 million of share repurchases remain available under the Company’s share repurchase program.

Fiscal 2013 Financial Outlook

For the 2013 fiscal year, the Company expects total sales to increase 10 to 11 percent over the 2012 fiscal year. Same-store sales are expected to increase 4 to 5 percent. Sales to date in the 2013 second quarter are solid. The Company’s 2013 full year gross profit, as a percentage of sales, is expected to decrease from the full year 2012 gross profit rate at a level in line with the decrease experienced in the 2013 first quarter. Adjusted operating profit for 2013 is expected to be in the range of $1.73 billion to $1.77 billion.

The Company expects full year interest expense to be in the range of $95 million to $100 million.

Diluted EPS for the fiscal year, adjusted to exclude charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities and any expenses resulting from secondary stock offerings, is expected to be approximately $3.15 to $3.22, based on approximately 326 million weighted average diluted shares, assuming share repurchases. The full year 2013 effective tax rate is expected to be approximately 38 percent.

Capital expenditures are expected to be in the range of $575 million to $625 million in 2013. Approximately 50 percent of planned capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 30 percent is planned for transportation, distribution and special projects; and the remaining 20 percent is expected to be spent on maintenance capital. The Company plans to open approximately 635 new stores, including approximately 20 Dollar General Market stores and 40 Dollar General Plus stores. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately 7 percent. The Company expects its new Pennsylvania distribution center to be fully operational in the first quarter of fiscal 2014.

The Company plans to utilize a portion of its cash flows in 2013 to repurchase common stock under its share repurchase program.

Conference Call Information

The Company will hold a conference call on Tuesday, June 4, 2013 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, June 18, 2013, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 26310619.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted EPS. The Company has also provided calculations of EBITDA (earnings before interest, income taxes, depreciation and amortization), adjusted EBITDA, adjusted EBITDAR (adjusted EBITDA plus rent expense) and adjusted debt, which are non-GAAP measures.

Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain expenses. In addition to historical results, guidance for fiscal 2013 is based on comparable adjustments.

The Company believes that providing comparisons to net income and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. In addition, the Company uses adjusted EBITDA as a supplemental performance measure. The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted EBITDAR and adjusted debt is useful to investors because these or similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the operating performance and financial leverage of companies in industries similar to Dollar General’s.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted earnings per share, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. EBITDA, adjusted EBITDA and adjusted EBITDAR are also not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. Additionally, adjusted debt should not be considered a substitute for long-term obligations as included in the GAAP-basis balance sheet or any other calculation of outstanding obligations.

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2013 Financial Outlook” as well as other statements regarding our outlook, plans and intentions including statements made within the quotations regarding the expected outlook for 2013. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors, and we cannot anticipate all factors that could affect our actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, or in effecting relocations or remodels, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper, nuts and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing new distribution centers;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent quarterly filings on Form 10-Q;
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,662 stores in 40 states as of May 3, 2013, Dollar General has more retail locations in the U.S. than any other retailer. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 3,	May 4,	February 1,
	2013	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$155,526	$132,530	$140,809
Merchandise inventories	2,414,411	2,000,864	2,397,175
Income taxes receivable	-	5,210	-
Prepaid expenses and other current assets	154,539	135,131	139,129
Total current assets	2,724,476	2,273,735	2,677,113
Net property and equipment	2,177,264	1,878,172	2,088,665
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,215,999	1,231,866	1,219,543
Other assets, net	37,369	47,846	43,772
Total assets	$10,493,697	$9,770,208	$10,367,682

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$909	$459	$892
Accounts payable	1,138,395	985,924	1,261,607
Accrued expenses and other	359,038	360,349	357,438
Income taxes payable	70,540	50,355	95,387
Deferred income taxes	31,520	14,166	23,223
Total current liabilities	1,600,402	1,411,253	1,738,547
Long-term obligations	2,835,303	2,880,920	2,771,336
Deferred income taxes	646,462	649,532	647,070
Other liabilities	232,631	231,427	225,399
Total liabilities	5,314,798	5,173,132	5,382,352

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	286,464	290,782	286,185
Additional paid-in capital	2,992,981	2,972,658	2,991,351
Retained earnings	1,911,160	1,336,298	1,710,732
Accumulated other comprehensive loss	(11,706)	(2,662)	(2,938)
Total shareholders' equity	5,178,899	4,597,076	4,985,330
Total liabilities and shareholders' equity	$10,493,697	$9,770,208	$10,367,682

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 3,	% of Net	May 4,	% of Net
	2013	Sales	2012	Sales
Net sales	$4,233,733	100.00%	$3,901,205	100.00%
Cost of goods sold	2,938,585	69.41%	2,672,949	68.52%
Gross profit	1,295,148	30.59%	1,228,256	31.48%
Selling, general and administrative expenses	900,148	21.26%	843,932	21.63%
Operating profit	395,000	9.33%	384,324	9.85%
Interest expense	24,516	0.58%	37,074	0.95%
Other (income) expense	18,871	0.45%	1,671	0.04%
Income before income taxes	351,613	8.31%	345,579	8.86%
Income tax expense	131,530	3.11%	132,164	3.39%
Net income	$220,083	5.20%	$213,415	5.47%

Earnings per share:
Basic	$0.67		$0.64
Diluted	$0.67		$0.63
Weighted average shares:
Basic	326,975		336,080
Diluted	328,132		339,490

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 3,	May 4,
	2013	2012
Cash flows from operating activities:
Net income	$220,083	$213,415
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	80,493	72,271
Deferred income taxes	7,999	(1,119)
Tax benefit of stock options	(21,633)	(18,589)
Loss on debt retirement, net	18,871	1,629
Non-cash share-based compensation	5,310	4,759
Other non-cash gains and losses	148	2,828
Change in operating assets and liabilities:
Merchandise inventories	(16,411)	6,499
Prepaid expenses and other current assets	(13,162)	5,370
Accounts payable	(138,227)	(82,227)
Accrued expenses and other liabilities	7,709	(30,218)
Income taxes	(3,214)	19,306
Other	(740)	(1,285)
Net cash provided by (used in) operating activities	147,226	192,639

Cash flows from investing activities:
Purchases of property and equipment	(149,652)	(145,857)
Proceeds from sales of property and equipment	75	119
Net cash provided by (used in) investing activities	(149,577)	(145,738)

Cash flows from financing activities:
Issuance of long-term obligations	2,297,177	-
Repayments of long-term obligations	(2,119,316)	(202)
Borrowings under revolving credit facilities	494,900	584,900
Repayments of borrowings under revolving credit facilities	(608,800)	(321,800)
Debt issuance costs	(15,938)	(7,663)
Payments for cash flow hedge related to debt issuance	(13,217)	-
Repurchases of common stock	(20,000)	(300,000)
Other equity transactions, net of employee taxes paid	(19,371)	(14,321)
Tax benefit of stock options	21,633	18,589
Net cash provided by (used in) financing activities	17,068	(40,497)

Net increase (decrease) in cash and cash equivalents	14,717	6,404
Cash and cash equivalents, beginning of period	140,809	126,126
Cash and cash equivalents, end of period	$155,526	$132,530

Supplemental cash flow information:
Cash paid for:
Interest	$15,444	$21,737
Income taxes	$123,571	$117,361
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$54,162	$39,726

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	May 3, 2013	May 4, 2012	% Change
Consumables	$3,194,906	$2,877,282	11.0%
Seasonal	529,281	524,493	0.9%
Home products	265,811	258,998	2.6%
Apparel	243,735	240,432	1.4%
Net sales	$4,233,733	$3,901,205	8.5%

Store Activity

		For the Quarter (13 Weeks) Ended
		May 3, 2013	May 4, 2012

Beginning store count		10,506	9,937
New store openings		165	128
Store closings		(9)	(13)
Net new stores		156	115
Ending store count		10,662	10,052
Total selling square footage (000's)		78,238	72,928
Growth rate		7.3%	7.0%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
And Calculation of SG&A and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	May 3, 2013		May 4, 2012		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$4,233.7		$3,901.2		$332.5	8.5%

SG&A	$900.1	21.26%	$843.9	21.63%	$56.2	6.7%
Secondary offering expenses	(0.5)		(0.4)
Acceleration of equity-based compensation	(0.5)		(0.6)
SG&A, excluding certain items	$899.1	21.24%	$842.9	21.61%	$56.2	6.7%

Operating profit	$395.0	9.33%	$384.3	9.85%	$10.7	2.8%
Secondary offering expenses	0.5		0.4
Acceleration of equity-based compensation	0.5		0.6
Operating profit, excluding certain items	$396.0	9.35%	$385.3	9.88%	$10.7	2.8%

Net income	$220.1	5.20%	$213.4	5.47%	$6.7	3.1%
Secondary offering expenses	0.5		0.4
Acceleration of equity-based compensation	0.5		0.6
Debt refinancing costs	18.9		1.6
Total adjustments	19.9		2.6
Income tax effect of adjustments	(7.6)		(0.9)
Net adjustments	12.3		1.7
Adjusted net income	$232.4	5.49%	$215.1	5.51%	$17.3	8.0%

Diluted earnings per share:
As reported	$0.67		$0.63
Adjusted	$0.71		$0.63

Weighted average diluted shares	328.1		339.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA and EBITDAR
CALCULATION OF ADJUSTED DEBT TO ADJUSTED EBITDAR
(In millions)

	Quarter (13 Weeks) Ended		Four Quarters Ended
	May 3,	May 4,	May 3,	May 4,
	2013	2012	2013	2012
			(52 Weeks)	(53 Weeks)

Net income	$220.1	$213.4	$959.4	$823.1
Add (subtract):
Interest expense	24.5	37.1	115.3	176.4
Depreciation and amortization	78.4	69.9	302.0	269.7
Income taxes	131.5	132.2	544.0	494.0
EBITDA	454.5	452.6	1,920.7	1,763.2

Adjustments:
Loss on debt retirements	18.9	1.6	47.9	59.7
(Gain) loss on hedging instruments	-	-	(2.4)	0.3
Non-cash expense for share-based awards	5.3	4.8	22.2	16.6
Indirect costs related to merger and stock offerings	0.5	0.4	1.5	1.3
Other non-cash charges (including LIFO)	0.9	3.2	8.1	51.0
Other	-	0.6	1.9	0.6
Total Adjustments	25.6	10.6	79.2	129.5
Adjusted EBITDA	480.1	463.2	1,999.9	1,892.7
Rent Expense	164.0	147.4	630.9	560.0
Adjusted EBITDAR	$644.1	$610.6	$2,630.8	$2,452.7

Calculation of Adjusted Debt to Adjusted EBITDAR

			May 3,	May 4,
			2013	2012
Total long-term obligations			$2,836.2	$2,881.4
Add: Rent x 8			5,047.2	4,480.0
Adjusted Debt			$7,883.4	$7,361.4
Adjusted EBITDAR			$2,630.8	$2,452.7
Ratio of Adjusted Debt to Adjusted EBITDAR			3.00x	3.00x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210